EXHIBIT 1



                            Audit Committee Charter
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Membership
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    The Audit Committee shall at all times be comprised of no less than three
(3) Directors of the Corporation who collectively meet the independence, financial literacy and expertise requirements of the New York Stock Exchange.

Responsibilities and Powers
---------------------------

    The Audit Committee shall assist the Board in reviewing and overseeing the Corporation's processes relating to accounting, auditing, internal financial controls, financial reporting and legal compliance matters and shall have, but shall not be limite

    (i) to review the performance of the independent auditors and make recommendations to the Board with respect to the appointment, reappointment or termination of the independent auditors;

    (ii) to review and approve, as appropriate, management's plans for engaging the independent auditors to perform significant non-audit consulting and other services;

    (iii) to review with the General Auditor and the independent auditors their annual audit plans, including the degree of coordination of plans;

    (iv) to meet with management, the independent auditors and the General Auditor to discuss the adequacy of the Corporation's internal financial controls;

    (v) to review with management, the independent auditors and the General Auditor the audited financial statements to be included in the Corporation's Annual Report on Form 10-K and to discuss with the independent auditors the matters required t

    (vi) to meet separately, in executive session, on a regular basis, with the General Auditor and the independent auditors, to discuss the results of their audits and their evaluations of the Corporation's internal financial controls and financia

    (vii) to review current developments regarding accounting, auditing and financial reporting;

    (viii) to review the appointment and dismissal of the General Auditor;




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    (ix) to review with the General Counsel the practices, procedures and any material issues relating to litigation management, provisions for contingent litigation liabilities and the legal compliance program;

    (x) to review or investigate any other matters relevant to the Audit Committee's responsibilities or that may be delegated to it by the Board and to retain persons having specific competence as necessary to assist the Audit Committee in fulfil

    (xi) to annually review the adequacy of this Charter and the responsibilities of the Audit Committee and to report any recommended changes to the Board; and

    (xii) to annually prepare a report to the Corporation's stockholders as required by the regulations of the Securities and Exchange Commission.

Relationship with Independent Auditors
--------------------------------------

    The independent auditors are ultimately accountable to the Board of Directors and the Audit Committee and the Board of Directors, upon the review and recommendation of the Audit Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The Audit Committee shall ensure that the independent auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent auditors and the Corporation. The Audit Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board of Directors take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.